CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.300% Ally Financial Term Notes, Series A Due September 15, 2016	$3,096,000	$422.29
4.550% Ally Financial Term Notes, Series A Due September 15, 2018	$2,626,000	$358.19

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Pricing Supplement No 23 - Dated Tuesday, September 3, 2013 (To: Prospectus dated August 24, 2012)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
02006DBZ3	$3,096,000.00	100.000%	1.125%	$3,061,170.00	Fixed	3.300%	Monthly	09/15/2016	10/15/2013	$3.58	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 9/15/2014 and Monthly thereafter with 30 Calendar Days Notice.
02006DCA7	$2,626,000.00	100.000%	1.700%	$2,581,358.00	Fixed	4.550%	Monthly	09/15/2018	10/15/2013	$4.93	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 9/15/2014 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.	Offering Date: Monday, August 26, 2013 through Tuesday, September 3, 2013	Ally Financial Inc.
	Trade Date: Tuesday, September 3, 2013 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Friday, September 6, 2013	Prospectus dated August 24, 2012
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Legal Matters- Validity of the Notes:
In the opinion of counsel to Ally Financial Inc. (the “Company”), when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture dated as of September 24, 1996,with The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), as amended and supplemented from time to time (the “Indenture”), and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and provided that I express no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law, (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to Federal laws of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture, the Trustee’s authentication of the notes, and the validity, binding nature and enforceability of the Indenture with respect to the Trustee, and the genuineness of signatures and to such counsel’s reliance on the Company and other sources as to certain factual matters, all as stated in the letter of such counsel dated August 24, 2012, which has been filed as Exhibit 5.1 to the Registration Statement.